SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934 (Amendment No.     )

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EQ ADVISORS TRUST
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AXA EQUITABLE LIFE INSURANCE COMPANY

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

EQ ADVISORS TRUST

INFORMATION STATEMENT DATED AUGUST 20, 2006

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about an additional investment sub-adviser to the EQ/Lazard Small Cap Value Portfolio (“Portfolio”), a series of EQ Advisors Trust (the “Trust”), and certain related changes to the Portfolio. The changes discussed in this Information Statement will take place on or about August 31, 2006. You may obtain an additional copy of the Prospectus or Statement of Additional Information, or the Trust’s most recent Annual Report, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104.

AXA Equitable Life Insurance Company (“AXA Equitable” or the “Manager”) serves as the Investment Manager and Administrator of the Trust. AXA Advisors, LLC and AXA Distributors, LLC serve as the Distributors for the Trust’s shares. AXA Equitable and the Distributors are located at 1290 Avenue of the Americas, New York, New York 10104. AXA Equitable, in its capacity as the Investment Manager of the Trust, has received an exemptive order from the Securities and Exchange Commission (“SEC”) to permit it and the Trust’s Board of Trustees to select and replace investment sub-advisers for the Trust and to amend the advisory agreements between AXA Equitable and sub-advisers without obtaining shareholder approval. Accordingly, AXA Equitable is able, subject to the approval of the Trust’s Board of Trustees, to appoint and replace sub-advisers and to amend advisory agreements without obtaining shareholder approval.

At a regular meeting of the Board of Trustees of the Trust held on July 10-11, 2006, the Board of Trustees, including the Trustees who are not “interested persons” of the Trust (as that term is defined in the 1940 Act) (“Independent Trustees”), unanimously approved the Manager’s proposals to restructure the Portfolio to a multiple-adviser structure whereby AXA Equitable may allocate a portion of the Portfolio to one or more advisers and to change Portfolio’s name to the EQ/Small Cap Value Portfolio. In addition, the Board of Trustees, and separately, the Independent Trustees, unanimously approved the Manager’s proposal to approve an Investment Advisory Agreement between AXA Equitable and Franklin Advisory Services LLC (“Franklin” or “Adviser”), with respect to an allocated portion of the Portfolio’s assets (“Allocated Portion”), as well as to increase the administration fee for the Portfolio. The current adviser of the Portfolio is Lazard Asset Management LLC (“Lazard”). Lazard has served as the adviser to the Portfolio since its inception, January 1, 1998, and it will continue to manage a portion of the Portfolio’s assets. AXA Equitable, in its capacity as Manager of the Trust, will allocate the assets of the Portfolio among the advisers.

AXA Equitable determined that the addition of Franklin would enhance the investment strategy of the Portfolio, which, as of June 30, 2006, reached $1.75 billion in assets. AXA Equitable believes that the addition of another adviser will allow the Portfolio to respond more quickly to investment opportunities and to leverage the expertise of additional portfolio managers with substantial experience in this area.

Factors Considered by the Board

In approving the Investment Advisory Agreement, the Board considered the overall fairness of the Investment Advisory Agreement and whether the Investment Advisory Agreement was in the best interest of the Portfolio. In this connection, the Board considered factors it deemed relevant with respect to the Portfolio, including: (1) the nature, extent and quality of the services to be provided to the Portfolio by the Adviser and its affiliates, including the credentials and investment experience of its officers and employees; (2) the Adviser’s investment process for its

Allocated Portion; (3) the performance of a composite of similar accounts managed by the Adviser as compared to its benchmark and peer group; (4) the level of the Adviser’s proposed fee; (5) to the extent information was available, the costs of the services to be provided and profits to be realized by the Adviser and its affiliates from their relationship with the Portfolio; and (6) the anticipated effect of growth and size on the Portfolio’s performance and expenses where applicable. The Board also noted that the investment management fees payable by the Portfolio would remain the same and that the Portfolio’s shareholders would not pay any additional advisory fees as a result of the addition of the Adviser. The Board also considered that Franklin had been appointed as the adviser to a new portfolio of the Trust, the EQ/Franklin Small Cap Value Portfolio, which would be managed in a similar style to that of the Allocated Portion of the Portfolio. In considering the Investment Advisory Agreement, the Board did not identify any single factor or item of information as all-important or controlling.

In connection with its deliberations, the Board, among other things, received information, in advance of the meeting at which the approval was made, from the Manager regarding the factors set forth above and met with representatives of the Manager to discuss the proposed Investment Advisory Agreement. The Independent Trustees were assisted by independent counsel during their deliberations and received materials discussing the legal standards applicable to their consideration of the Investment Advisory Agreement.

The Board, in examining the nature and quality of the services to be provided by the Adviser, considered the Adviser’s experience in serving as an investment adviser for accounts similar to the Portfolio it would advise. The Board noted the responsibilities that the Adviser would have to the Portfolio. In particular, the Board considered that the Adviser would be responsible for making investment decisions on behalf of the Portfolio, placing all orders for the purchase and sale of investments for the Portfolio with brokers or dealers, and performing related administrative functions. In addition, the Board reviewed information regarding the Adviser’s investment process and the background of each portfolio manager of the Adviser who would provide services to the Portfolio.

The Board received performance information regarding the performance of the Adviser’s comparable strategy. In this connection, the Board considered that the Franklin Small Cap Value composite outperformed its benchmark for each of the one- and three-year periods for the period ended May 31, 2006 and had comparable performance to its benchmark for the five- and ten- year periods ended on that date.

In evaluating the Adviser’s compensation, the Board reviewed the proposed fees under the Investment Advisory Agreement and considered the extent to which the Adviser’s fee schedule provides for breakpoints, that is, a reduction of the advisory fee rate as assets increase. The Board determined that the Manager’s management fee, which will not change as a result of the appointment of the new Adviser, and the Portfolio’s overall expense ratios, which also will not change as a result of the appointment of the new Adviser (notwithstanding the higher administration fee, which is offset by the expense limitation currently in effect), generally were more significant to the Board’s evaluation of the fees and expenses paid by the Portfolio than the Adviser’s costs and profitability.

As part of its evaluation of the Adviser’s compensation, the Board also considered other benefits that may be realized by the Adviser and its affiliates from the Adviser’s relationship with the Trust. In this connection, the Board noted, among other things, that the Adviser, through its relationship as the Adviser to the Portfolio, may engage in soft dollar transactions. In this regard, the Board considered the Adviser’s procedures for executing portfolio transactions for the Portfolio and the Adviser’s policies and procedures for the selection of brokers and dealers and for obtaining research from those brokers and dealers. In addition, the Board recognized that the Adviser may be affiliated with registered broker-dealers, which may from time to time receive brokerage commissions from the Portfolio in connection with the purchase and sale of portfolio securities, provided, however, that those transactions, among other things, must be consistent with seeking best execution. Finally, the Board recognized that affiliates of the Adviser may sell and earn sales commissions from sales of shares of the Portfolio.

The Board also considered conflicts of interest that may arise between the Trust and the Adviser in connection with the services it provides to the Trust and the various relationships that it and its affiliates may have with the Trust. For example, actual or potential conflicts of interest may arise as a result of the Adviser having responsibility for multiple accounts (including the Portfolio it advises), such as devotion of unequal time and attention to the management of the accounts, inability to allocate limited investment opportunities across accounts and incentive to allocate opportunities to an account where the Adviser has a greater financial incentive, such as a performance fee account. In this connection, the Board also took into consideration the manner in which such conflicts are addressed by the Adviser.

Based on these considerations, the Board was satisfied that: (1) the Portfolio was reasonably likely to benefit from the nature, extent and quality of the Adviser’s services; (2) the performance of the Adviser’s composite of similar accounts generally was reasonable in relation to the performance of its benchmark and peer group; and (3) the Adviser’s compensation, including any direct and indirect benefits to be derived by it and its affiliates, is fair and reasonable. Based on the foregoing, the Board, including the Independent Trustees, unanimously approved the Investment Advisory Agreement with respect to the Portfolio.

Information Regarding the Investment Advisory Agreement

The terms of the new Investment Advisory Agreement between AXA Equitable and Franklin are substantially similar to that of the investment advisory agreement with Lazard, except as to the effective date, duration and fees. The new Investment Advisory Agreement provides that it will remain in effect for its initial term of two years and thereafter only so long as the Board of Trustees, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The new Investment Advisory Agreement can be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of the Portfolio, on at least sixty days’ written notice to AXA Equitable and Franklin, or by AXA Equitable or Franklin on at least sixty days’ written notice to the Trust and the other party. The new Investment Advisory Agreement also terminates automatically in the event of its assignment or in the event that the Investment Management Agreement between AXA Equitable and the Trust is assigned or terminated for any other reason.

The new Investment Advisory Agreement generally provides that Franklin will not be liable for any losses, claims, damages, liabilities or litigation incurred by AXA Equitable or the Trust as a result of any error of judgment or mistake of law by Franklin with respect to the Portfolio, except that nothing in the agreement limits the Adviser’s liability for all losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of Franklin in the performance of any of its duties or obligations or (ii) any untrue statement of a material fact, or any omission thereof, in the Trust’s prospectus, statement of additional information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Allocated Portion advised by Franklin, if such statement or omission was made in reliance upon information furnished by Franklin to AXA Equitable or the Trust.

There will be no change in the management fee paid by the Portfolio to AXA Equitable and there will be no change in the investment advisory fee paid by AXA Equitable to Lazard. For advisory services to its Allocated Portion, Franklin will receive an advisory fee equal to the following annual rate: 0.60% of the Allocated Portion’s average daily net assets up to and including $200 million; 0.52% of the Allocated Portion’s average daily net assets in excess of $200 million and up to and including $500 million; 0.50% of the Allocated Portion’s average daily net assets in excess of $500 million. For purposes of determining the advisory fee rate, the assets of the Allocated Portion shall be aggregated with the assets of the EQ/Franklin Small Cap Value Portfolio, which is a separate series of the Trust, also advised by Franklin. The aggregated assets will be applied to the above schedule and the resulting effective rate will be applied to the actual assets of the Portfolio to determine the advisory fee rate. AXA Equitable (and not the Portfolio) is responsible for the payment for the advisory fee to Franklin. For comparable portfolios, Franklin receives advisory fees at the following annual rates:

Name of Fund	Net Assets in Billions	Effective Annual Advisory Fee Rate (% of average daily net assets)
Franklin Small Cap Value Fund	$1.1	0.71	%*
FTVIP Franklin Small Cap Value Securities Fund	$1.2	0.52	%*

*	Management fee per most recent fund prospectus. The Adviser had agreed in advance to reduce its fee to reflect reduced services resulting from the fund’s investment in a Franklin Templeton money fund. This reduction is required by the fund’s board of trustees and an exemptive order by the Securities and Exchange Commission.

In connection with the restructuring of the Portfolio and the addition of an adviser, the Board, and separately the Independent Trustees, unanimously approved an increase in the administration fee paid by the Portfolio pursuant to its existing Mutual Fund Servicing Agreement with AXA Equitable. Because of the additional monitoring responsibility and administrative complexity, the administration fee will be increased to an amount comparable to AXA Equitable’s other multi-advised funds. Currently, the Portfolio pays AXA Equitable an administration fee of

$30,000 plus its pro rata share of the Trust’s asset based administrative fee, which is equal to an annual rate of 0.12% of the first $3 billion of total Trust assets average daily net assets, 0.11% of the next $3 billion of total Trust average daily net assets, 0.105% of the next $4 billion of total Trust average daily net assets, 0.10% of the next $20 billion of total Trust average daily net assets and 0.975% of total Trust average daily net assets in excess of $30 billion. Beginning on or about August 31, 2006, the Portfolio will pay AXA Equitable at an annual rate of 0.15% of the Portfolio’s average daily net assets, plus $35,000 for the Portfolio and $35,000 for each portion of the Portfolio advised by a different Adviser. However, the overall expense ratios of the Portfolio will not increase due to the expense limitation arrangement currently in effect.

Information Regarding Franklin

Franklin is one of several subsidiaries of Franklin Resources, Inc., located at One Parker Plaza, 9th Floor, Fort Lee, New Jersey 07024. The asset management subsidiaries of Franklin Resources, Inc. collectively are known as Franklin Templeton Investments. Franklin Templeton Investments is headquartered at One Franklin Parkway, San Mateo, California 94403 and, as of December 31, 2005, it managed approximately $453.1 billion in assets comprised of mutual funds and other investment alternatives for individuals, institutions, pension plans, trusts and partnerships in 152 countries.

Franklin is a wholly owned subsidiary of Franklin Templeton Distributors, Inc., located at One Franklin Parkway, San Mateo CA 94403. Franklin is controlled by William Lippman, President, Rupert Johnson, Jr., Senior Vice President, Bruce Baughman, Senior Vice President, Donald Taylor, Senior Vice President, James Baio, Senior Vice President and Chief Financial Officer, and Monica Poon, Chief Compliance Officer. The business address of each of these individuals is One Franklin Parkway, San Mateo CA 94403.

The portion of the Portfolio allocated to Franklin (“Franklin Allocated Portion”) will be managed by a team of investment professionals. The portfolio managers will have responsibility for the day-to-day management of the Franklin Allocated Portion and operate as a team providing research and advice on the purchases and sales of individual securities for the Franklin Allocated Portion. The portfolio managers of the team include William J. Lippman, Bruce C. Baughman, CFA, Margaret McGee and Donald G. Taylor, CPA.

Mr. Lippman, President of Franklin, joined Franklin Templeton Investments in 1988 and has held his current position since that time. He has primary responsibility for the investments of the Franklin Allocated Portion. He has final authority over all aspects of the Franklin Allocated Portion’s investment portfolio, including but not limited to, purchases and sales of individual securities. The degree to which he may perform these functions, and the nature of these functions, may change from time to time.

Mr. Baughman, Senior Vice President of Franklin, joined Franklin Templeton Investments in 1988 and has held his current position since that time. He is a portfolio manager for the Franklin Allocation Portion, providing research and advice on the purchases and sales of individual securities.

Ms. McGee, Vice President of Franklin, joined Franklin Templeton Investments in 1988. She has held her current position since 1997. She is a portfolio manager for the Franklin Allocated Portion, providing research and advice on the purchases and sales of individual securities.

Mr. Taylor, Senior Vice President of Franklin, joined Franklin Templeton Investments in 1996 and has held his current position since that time. He is a portfolio manager for the Franklin Allocated Portion, providing research and advice on the purchases and sales of individual securities.

As Adviser to the Franklin Allocated Portion, Franklin provides the Franklin Allocated Portion with investment research, advice and supervision and manages the Portfolio’s securities consistent with the Portfolio’s investment objective and policies, including the purchase, retention and disposition of securities, as set forth in the Portfolio’s prospectus. The principal risks of investing in the Portfolio are listed in the prospectus, as supplemented, under the heading “Portfolios –EQ/ Small Cap Value Portfolio—Principal Investment Risks.”

The addition of Franklin as an adviser to the Portfolio will not result in any changes to the Portfolio’s investment objective or investment strategy. Franklin will attempt to achieve the Portfolio’s investment objective, i.e., to seek long-term total return. Under normal circumstances, Franklin will invest at least 80% of the Portfolio’s assets, plus borrowings for investment purposes, in securities of small capitalization companies (as defined in the Portfolio’s current prospectus) that it believes are undervalued.

In selecting investments for the Portfolio, the Adviser focuses on companies that have one or more of the following characteristics: (i) stock prices that are low relative to current, historical or future earnings, book value, cash flow or sales – all relative to the market, a company’s industry or a company’s earnings history; (ii) recent sharp price declines but the potential for good long-term earnings prospects in the opinion of the Adviser; or (iii) valuable intangibles not reflected in the stock price, such as franchises, distribution networks or market share for particular products or services, underused or understated assets or cash, or patents and trademarks.

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board of Trustees, the Portfolio may engage in brokerage transactions with brokers that are affiliates of the Manager or the Adviser(s), with brokers who are affiliates of such brokers, or with unaffiliated brokers who trade or clear through affiliates of the Manager or the Adviser(s). For the fiscal year ended December 31, 2005, the Portfolio did not trade or clear through an affiliated broker.

Control Persons and Principal Holders

AXA Equitable may be deemed to be a control person with respect to the Trust by virtue of its ownership of more than 99% of the Trust’s shares as of June 30, 2006. AXA Equitable is organized as a New York stock life insurance company and is a wholly owned subsidiary of AXA Financial, Inc., a subsidiary of AXA, a French insurance holding company.

As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to the Portfolio. As of July 21, 2006, the Trustees and Officers of the Trust owned shares entitling them to vote in the aggregate less than one percent of the shares of the Portfolio.

The following table sets forth information regarding the shareholders who owned beneficially or of record 5% or more of any class of shares of the Portfolio as of July 21, 2006:

Shareholder	Portfolio	Number of Shares of Portfolio	Percentage of Portfolio
AXA Aggressive Allocation Portfolio	EQ/Lazard Small Cap Value-Class A	65,233,203	6.60%

A copy of the Trust’s 2006 Semi-Annual Report is enclosed.